Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

SENIOR SECURED NOTE

April 30, 2015	$300,000

For value received, ADVANCED CANNABIS SOLUTIONS, a Colorado corporation (the “Issuer”) hereby promises to pay to the order of INFINITY CAPITAL, LLC (“Holder”) the aggregate unpaid amount of all advances, indebtedness, loans, payables and other extensions of credit and obligations (individually, an “Advance” and, collectively, “Advances”) made by Holder to Issuer or its subsidiaries, or otherwise owing by Issuer to Holder, from time to time, as set forth on the books and records of Holder (this Senior Secured Note, together with and any notes issued in substitution therefor from time to time as permitted hereunder, as any of the same may be amended, restated, supplemented or otherwise modified from time to time, are referred to herein as this “Note”).   Each Advance made by Holder to Issuer, and all payments made on account of principal thereof, shall be recorded by Holder and, prior to any transfer thereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that any failure to make such endorsement on such grid shall not limit or otherwise affect the obligations of Borrower hereunder.  The date on which each Advance is made is hereby referred to as the “Issuance Date”).

Section 1.

Payment of Interest.  Interest shall accrue on the unpaid principal amount of this Note outstanding from time to time at a rate per annum equal to 5.0% (the “Interest Rate”).  Interest on this Note shall be computed on the basis of a 365-day year for the actual days elapsed.  All interest accruing on this Note shall be paid in cash in arrears commencing on June 30, 2015 and continuing on the last Business Day of each subsequent December, March, June and September thereafter.

Section 2.

Payment of Principal on Note.

(a)

Regularly Scheduled Payments.  The Issuer shall repay the Note in full on August 31, 2015 (the “Maturity Date”), together with all accrued and unpaid interest thereon and all other obligations arising under this Note that are due and payable at such time.

(b)

Prepayment.  The Issuer may prepay this Note (a “Prepayment”) in whole or in part at any time and from time to time upon five (5) Business Days prior notice to the Holder, together with all accrued and unpaid interest thereon, and any and all other sums payable to Holder arising under this Note.

(c)

Proceeds of Capital Raise.  The Issuer shall use 100% of the proceeds from any capital raise exceeding $750,000 to pay any outstanding principal and interest due under this note.

Section 3.

Representations and Warranties

(a)

Organization, Qualifications; Corporate Power.  The Issuer is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification except where the failure to be so qualified, licensed or in good standing would not, in the aggregate, be material to the Issuer.  The Issuer has the requisite power and authority to own and hold its properties, to carry on its business as now conducted and as proposed to be conducted and to execute, issue and deliver this Note.  The Issuer is in material compliance with all of the terms and provisions of its certificate of incorporation and bylaws and any shareholders agreement or similar agreement to which it is a party (the “Constituent Documents”).

(b)

Authorization of Agreements, Etc.  The execution, issuance and delivery by the Issuer of this Note and the performance by the Issuer of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any material provision of law, any order of any court or other agency of government, the Constituent Documents or other organizational documents of the Issuer, or materially conflict with, result in a material breach of or constitute a material default under (with due notice or lapse of time or both) any indenture or other instrument, or result in the creation or imposition of any claim upon any of the properties or assets of the Issuer, or require the consent of, or the delivery of any notice to, any third party, other than such consents or notices which have been duly obtained or given, as applicable, as of the date of this Note or except as such notice requirements as may be required under state or Federal securities laws.

(c)

Validity.  This Note has been duly executed and delivered by the Issuer and constitutes a valid and binding obligation of the Issuer, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.

Amendment and Waiver.  Except as otherwise expressly provided herein, the provisions of the Note may be amended and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the Holder.

Section 5.

Definitions.  For purposes of this Note, (i) the terms “Account”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Software” and “Supporting Obligation” shall have the meanings assigned to such terms in the UCC and the following terms shall have the respective meaning set forth in this Section 5.

 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

 “Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, entity, or any governmental authority.

 “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Delaware.

Section 6.

Transfers. Without the prior written consent of Issuer, Holder may not at any time assign its interest in this Note. Any such “transfer” will be made in accordance with applicable securities laws.  In the event Holder (or any subsequent holder) assigns, disposes of, grants a participation in or otherwise transfers all or any portion of this Note, the terms of this Note shall be binding upon the permitted successors and assigns of Holder (or any subsequent holder), as provided herein.

Section 7.

Replacement.  Upon receipt of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Issuer (provided that, if Holder is a financial institution, its own unsecured agreement shall be satisfactory) or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Issuer, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note.  Any Note in lieu of which any such new Note has been so executed and delivered by the Issuer shall not be deemed to be an outstanding Note.

Section 8.

Security.  The Issuer, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of  the obligations of the Issuer under this Note, hereby mortgages, pledges and hypothecates to the Holder, a lien on and security interest in, all of its right, title and interest in, to and under all of the Issuer’s Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Software, Supporting Obligations, any other property and assets of Issuer now or hereafter in the possession, custody or control of Holder and all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Issuer’s books and records relating to any of the foregoing whether now existing or hereafter arising or acquired, including all proceeds thereof.

Section 9.

Waivers.  Except as expressly set forth herein, Issuer hereby waives presentation for payment, demand, notice of nonpayment and notice of protest with respect to this Note.

Section 10.

Cancellation.  After all principal and accrued interest at any time on this Note has been paid in full, this Note shall be surrendered to the Issuer for cancellation and shall not be reissued.

Section 11.

Form of Payments.  All payments to be made to Holder of this Note shall be made in the lawful money of the United States of America in immediately available funds, with no offsets against or withholding from any payments due hereunder.

Section 12.

Place of Payment.  Payments of principal, interest and all other obligations at maturity or otherwise shall be delivered to Holder at the following address:

Infinity Capital, LLC

200 South Service Road

Roslyn, NY 11577

or to such other address or to the attention of such other Person as specified by prior written notice to the Issuer.

Section 13.

Notices.  All notices hereunder shall be deemed given if in writing and delivered personally, or sent by facsimile transmission, by nationally-recognized express overnight delivery service, or by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to the Issuer:

Advanced Cannabis Solutions

6565 East Evans Ave

Denver, CO

Attention: President

If to Holder:

Infinity Capital, LLC

200 South Service Road

Roslyn, NY 11577

Date of service of such notice shall be (a) the date such notice is delivered by hand, (b) one Business Day following the delivery by express overnight delivery service, (c) the date confirmation of transmission is received if sent by facsimile during any Business Day, or the next succeeding Business Day if confirmation of transmission is not received on a Business Day, or (d) three days after the date of mailing if sent by certified or registered mail.

Section 14.

Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day other than a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following such date, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

Section 15.

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 16.

Successors and Assigns.  This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Issuer and the permitted transferees, successors and assigns of Holder hereof.

Section 17.

Usury Laws.  It is the intention of the Issuer and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.  If the maturity of this Note is accelerated by reason of a voluntary prepayment by the Issuer or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of Holder either be rebated to the Issuer or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Issuer.  The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time.  If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Issuer or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Issuer.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer has executed and delivered this Note on the date first set forth above.

ADVANCED CANNABIS SOLUTIONS

By:

_______________________

Name:

Robert Frichtel

Title:

Chief Executive Officer and

SENIOR SECURED NOTE SIGNATURE PAGE

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Repaid	Unpaid Principal Balance	Notation Made By